As filed with the SEC on November 8, 2001             Registration No. 333-66772
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           WESTELL TECHNOLOGIES, INC.
           (Exact name of registrants as specified in their charters)

                   Delaware                              36-3154957
        (State or other jurisdiction of               (I.R.S. Employer
         incorporation or organization)             Identification Number)

                             750 North Commons Drive
                             Aurora, Illinois 60504
                                 (630) 898-2500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Nicholas Hindman
                             Chief Financial Officer
                           Westell Technologies, Inc.
                              750 N. Commons Drive
                             Aurora, Illinois 60504
                                 (630) 898-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                   Copies To:
                                 Heidi J. Steele
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606
                                 (312) 984-3624
                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                               ------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

Item 16.  Exhibits

Exhibit
Number                           Description
------                           -----------

1             Forms of Underwriting Agreements(1).

4.1 Form of Indenture (incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3, SEC No. 333-57810).

4.2 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

4.3 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended March 31, 2001).

4.4           Form of Deposit Agreement (1).

4.5           Form of Warrant Agreement (1).

5             Opinion of McDermott, Will & Emery regarding legality.

23.1          Consent of Arthur Andersen LLP (previously filed).

23.2          Consent of McDermott, Will & Emery (included in Exhibit 5).

23.3          Consent of Ernst & Young LLP(previously filed).

23.4          Consent of Ernst & Young LLP(previously filed).

24            Power of Attorney (previously filed).

25            Statement of Eligibility of Trustee on Form T-1(1).

------------------
*
(1)  To be filed subsequently as part of a Form 8-K.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Illinois, on the 7nth day of November, 2001.

                                          Westell  Technologies, Inc.


                                          By  /s/ Nicholas C. Hindman
                                              Nicholas C. Hindman
                                              Vice President and Chief Financial
                                              Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 7nth day of November, 2001:

         Signature                              Title
         ---------                              -----

             *                       Chief Executive Officer and Director
------------------------------       (principal executive officer)
       E. Van Cullens

             *                       Vice President and Chief Financial Officer
------------------------------       (principal financial officer and accounting
      Nicholas Hindman               officer)

             *                       Chairman and Director
------------------------------
      John W. Seazholtz

             *                       Director
------------------------------
       Robert C. Penny

             *                       Director
------------------------------
        Paul A. Dwyer

             *                       Assistant Secretary and Treasurer and
------------------------------       Director
       Melvin J. Simon

             *                       Director
------------------------------
   Thomas A. Reynolds III

             *                       Director
------------------------------
    Howard L. Kirby, Jr.

             *                       Director
------------------------------
   Bernard F. Sergesketter



/s/ Melvin J. Simon
------------------------------
Melvin J. Simon, attorney-in-fact